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                                                                      EXHIBIT 99

PRESS RELEASE
                             Contact:    Bill Foust          Paul Roberts
                                         770-569-4203        770-569-4277

               SCHWEITZER-MAUDUIT INITIATES BANDED CIGARETTE PAPER
                                 CAPITAL PROJECT

Alpharetta, GA, June 16, 2000. Schweitzer-Mauduit International, Inc. (NYSE:SWM) today announced that it has reached agreement with Philip Morris to proceed with the modification of some paper machines and related manufacturing equipment at Schweitzer-Mauduit's Spotswood, New Jersey mill to produce commercial quantities of a proprietary banded cigarette paper for Philip Morris. This new cigarette paper was jointly developed by Philip Morris and Schweitzer-Mauduit and may make a cigarette less likely to ignite certain fabrics.

Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer of Schweitzer-Mauduit stated, "The agreement to proceed with conversion of the Spotswood mill to produce this innovative product is a significant milestone in the multi-year joint development effort with Philip Morris to design, develop and produce this special patented cigarette paper. It is further evidence of the value that Schweitzer-Mauduit brings to its customer relationships and the type of significant innovation that its partnership with Philip Morris permits."

The Company made no projections concerning the impact this new product may have on its operations and financial results. The timing and pace at which equipment will be converted to produce this new product are in the process of being finalized. The capital cost to implement the banded cigarette paper project will depend upon the equipment conversion plan which, if fully implemented at Spotswood, could result in a capital investment in excess of $40 million.

Schweitzer-Mauduit does not expect the banded cigarette paper project to impair its ability to pursue other appropriate business opportunities. Funding for the Spotswood mill conversion and increased working capital requirements will come from internal sources and from advance payments by Philip Morris against future product purchases.

Schweitzer-Mauduit is a diversified producer of premium specialty papers and the world's largest supplier of fine papers to the tobacco industry. It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, business forms and printing and packaging applications. Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,400 people worldwide, with operations in the United States, France, Brazil and Canada.

Certain comments contained in this news release concerning the business outlook and anticipated financial and operating results of the Company constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act. The forward-looking statements are based upon management's expectations and beliefs concerning future events impacting the Company. There can be no assurances that such events will occur or that the Company's results will be as estimated. Many factors outside the control of the Company also could impact the realization of such estimates. Such factors are discussed in more detail in the Company's SEC reports, including the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

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